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                                                          EXHIBIT 11.1

                    CONSECO, INC. AND SUBSIDIARIES
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
              COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                              (unaudited)

                                                      Three months                 Six months
                                                      ended June 30,              ended June 30,
                                                 ---------------------         --------------------
                                                 1994             1993         1994            1993
                                                 ----             ----         ----            ----
  Shares outstanding, beginning of period     25,849,939       25,152,815     25,311,773      24,911,148

  Weighted average shares issued (acquired)
    during the period:
   Treasury stock acquired                      (703,979)        (116,165)    (2,662,583)        (58,083)
   Exercise of stock options                      17,663           33,515      3,377,730         244,437
   Preferred stock conversions                    -                   210          -                 105
   Common equivalent shares related to:
    Stock options at average market price        897,729        3,808,618        946,404       3,835,919
    Employee stock plans                         425,538          369,435        422,303         371,785
                                              -----------     -----------   ------------    ------------
  Weighted average primary shares outstanding 26,486,890       29,248,428     27,395,627      29,305,311
                                             ===========      ===========   ============    ============

  Net income for primary earnings per share:

   Net income as reported                    $34,190,000      $51,408,000   $114,334,000    $182,926,000
   Less preferred stock dividends             (4,672,000)      (6,047,000)    (9,343,000)    (10,796,000)
                                             -----------      -----------   ------------    ------------
  Net income for primary earnings per share  $29,518,000      $45,361,000   $104,991,000    $172,130,000
                                             ===========      ===========   ============    ============

  Net income per primary common share              $1.11            $1.55          $3.83           $5.87
                                                   =====            =====          =====           =====
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